      As filed with the Securities and Exchange Commission on July 2, 1999

                                            REGISTRATION STATEMENT NO.    -
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      ------------------------------------


                           WYNDHAM INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                                        94-2878485
(STATE OF INCORPORATION)                   (I.R.S. EMPLOYER IDENTIFICATION NO.)
                             1950 STEMMONS FREEWAY
                                  SUITE 6001
                               DALLAS, TX 75207
                                (214) 863-1000

   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                   OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              WYNDHAM INTERNATIONAL, INC.
                                 1997 INCENTIVE PLAN
                                         AND
                                WYNDHAM INTERNATIONAL
                          EMPLOYEE SAVINGS & RETIREMENT PLAN
                              (FULL TITLE OF THE PLAN)
                        ------------------------------------


                                  JAMES D. CARREKER
                        PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             WYNDHAM INTERNATIONAL, INC.
                                1950 STEMMONS FREEWAY
                                     SUITE 6001
                                  DALLAS, TX 75207
                                   (214) 863-1000

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                               OF AGENT FOR SERVICE)

                       ------------------------------------


                                  With a copy to:

                               GILBERT G. MENNA, P.C.
                              KATHRYN I. MURTAGH, ESQ.
                            GOODWIN, PROCTER & HOAR  LLP
                                  EXCHANGE PLACE
                          BOSTON, MASSACHUSETTS 02109-2881
                                  (617) 570-1000

                       ------------------------------------


                          CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

  Title of Securities Being     Amounts to be       Proposed Maximum            Proposed Maximum              Amount of
          Registered           Registered (1)  Offering Price Per Share (2) Aggregate Offering Price     Registration Fee (3)
-----------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par        20,000,000               $4.50                   $90,000,000                  $25,020
$0.01 value per share, of
Wyndham International, Inc.
("Class A Common Stock")
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) Plus such additional number of shares as may be required pursuant to the Amended and Restated Wyndham International, Inc. 1997 Stock Incentive Plan (the "Wyndham Incentive Plan") and the Patriot
        American Hospitality/Wyndham International Employee Savings and Retirement Plan (the "Retirement Plan") in the event of a stock dividend, reverse stock split, split-up, recapitalization, forfeiture of stock under these plans or other similar event. Pursuant to Rule 429, 6,711,672 of the shares of common stock included in these shares are being carried forward from (i) the 300,000 shares of common stock, par value $0.01 per share, of each of Patriot American Hospitality, Inc. ("Patriot") and Wyndham International, Inc. ("Wyndham", and together with Patriot, the "Companies"), which shares were paired and traded together as a single unit (the "Paired Shares") included in the 300,000 Paired Shares previously registered by the Companies' joint registration statement on Form S-8 (Registration Nos. 333-44197 and 333 44197-01) and (ii) the 6,411,672
        Paired Shares included in the 6,411,672 Paired Shares previously registered by the Companies' joint registration statement on Form S-8 (Registration Nos. 333-56315 and 333-56315-01) (together, the "Prior Registration Statements").

(2) This estimate is made pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purposes of determining the registration fee and is based upon the price at which outstanding securities were issued or may be exercised and market value of outstanding Class A Common Stock on June 30, 1999, utilizing the average of the high and low sale prices reported on the New York Stock Exchange for that date.

(3) Pursuant to Rule 429, the filing fee of $25,020 payable hereunder is offset by fees of $8,396 previously paid in connection with the registration of 6,711,672 Paired Shares under the Prior Registration Statements.

    This Registration Statement also constitutes Post-Effective Amendment No. 1 to each of the Prior Registration Statements.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

         On June 30, 1999, Wyndham International, Inc. ("Wyndham") and Patriot American Hospitality, Inc. ("Patriot", and together with Wyndham, the "Companies") completed a $1 billion equity investment and related restructuring (the "Restructuring") of the two companies in accordance with the terms of the Securities Purchase Agreement and related Restructuring Plan between the Companies and the investors named therein.

         As required by the Restructuring Plan, Wyndham and Patriot each effectuated a one-for-twenty reverse stock split (the "Reverse Stock Splits") of their respective common stock. In addition, the Amended and Restated Certificate of Incorporation of Wyndham was also further amended and restated (the "Wyndham Charter Amendment") so that each share of Wyndham common stock, par value $0.01 per share (the "Wyndham Common Stock"), issued and outstanding immediately prior to the effectiveness of the Wyndham Charter Amendment was automatically converted into one share of Wyndham class A common stock, par value $0.01 per share ("Wyndham Class A Common Stock").

         Under the terms of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 26, 1999, by and among Patriot, Wyndham and Wyndham International Acquisition Subsidiary, Inc. ("Acquisition Sub"), Acquisition Sub was merged with and into Patriot (the "Merger"). As a result of the Merger, Patriot became a wholly-owned subsidiary of Wyndham. Each outstanding share of common stock of Acquisition Sub was converted into one share of the common stock of Patriot, $0.01 par value per share ("Patriot Common Stock"). Pursuant to the Merger Agreement each share of Patriot Common Stock was then converted into 19 shares of Wyndham Common Stock.

         Prior to the Restructuring, the shares of common stock of Wyndham and shares of common stock of Patriot were "paired" (the "Paired Shares") pursuant to a pairing agreement and traded together as a single unit. The pairing agreement between the Companies was terminated as part of the Restructuring. The end result of the Reverse Stock Splits, the Wyndham Charter Amendment and the Merger was to convert each previously outstanding Paired Share into one share of Wyndham Class A Common Stock.

         As part of the Merger, Wyndham assumed Patriot's obligations under each existing option to purchase shares of Patriot common stock that was outstanding immediately prior to the Merger. The assumed options did not terminate in connection with the Merger and continue to have, and be subject to, the same terms and conditions set forth in the stock option plans and agreements in effect immediately prior to the Merger. All references to Patriot in the assumed options are now deemed to be references to Wyndham and each option is exercisable for one share of Wyndham Class A Common Stock. This Registration Statement relates to an aggregate amount of up to 20,000,000 shares of Wyndham Class A Common Stock issuable pursuant to the Amended and Restated Wyndham International, Inc. 1997 Incentive Plan and the Wyndham International Employee Savings and Retirement Plan.

                                    PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.        PLAN INFORMATION.*


Item 2.        REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*


        * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act") and the Note to Part I of Form S-8.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

        Wyndham International, Inc. (the "Registrant" or "Wyndham") and Patriot American Hospitality, Inc. ("Patriot" and together with Wyndham, the "Companies") hereby incorporates by reference the following documents which have previously been filed with the Securities and Exchange Commission:

Wyndham and Patriot
-------------------

         1. Annual Report on Form 10-K (as amended on May 10, 1999, May 24, 1999, and May 28, 1999) of Patriot and Wyndham for the fiscal year ended December 31, 1998;

         2. Quarterly Report on Form 10-Q of Patriot and Wyndham for the fiscal quarter ended March 31, 1999;

         3.    Current Reports on Form 8-K of Patriot and Wyndham dated:
               (1) January 5, 1998 (filed January 13, 1998); (2) February 9, 1998 (filed February 12, 1998); (3) March 23, 1998 (filed
               March 30, 1998); (4) April 2, 1998 (filed April 8, 1998);
               (5) April 20, 1998 (filed April 22, 1998); (6) May 27, 1998, as amended (filed May 27, 1998 and May 28, 1998); (7) June 2, 1998, as amended (filed June 17, 1998, August 6, 1998 and March 26, 1999); (8) November 9, 1998, as amended (filed November 9, 1998 and November 10, 1998); (9) November 30, 1998 (filed November 30, 1998); (10) December 16, 1998 (filed December 16, 1998); (11) December 16, 1998 (filed December 18,
               1998); (12) December 20, 1998 (filed December 22, 1998); (13)
               January 29, 1999 (filed February 4, 1999); (14) February 16, 1999 (filed February 16, 1999); (15) March 2, 1999 (filed
               March 2, 1999); (16) February 26, 1999 (filed March 3, 1999);
               (17) March 26, 1999 (filed March 26, 1999);  (18) March 26,
               1999, as amended (filed on March 29, 1999, May 10, 1999 and May 24, 1999); and

Wyndham
-------
         1. The description of the Wyndham International, Inc. Class A Common Stock contained or incorporated by reference in Wyndham International, Inc.'s Registration Statement on Form 8-A,
               (No. 001-09320), including any amendments thereto.

        In addition, all documents subsequently filed with the Securities and Exchange Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        DESCRIPTION OF SECURITIES.

        Not Applicable.

Item 5.        INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not Applicable.


Item 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against certain liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Wyndham's certificte of incorporation and bylaws require Wyndham to indemnify its officers and directors to the full extent permitted by Delaware law.

        Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors' liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (a) breaches of the duty of loyalty, (b) acts or omissions involving bad faith, intentional misconduct or knowing violations of the law,
(c) unlawful payments of dividends, stock purchases or redemptions, or (d) transactions from which a director derives an improper personal benefit. Wyndham's certificate of incorporation contains provisions limiting the liability of the directors to Wyndham and to its stockholders to the full extent permitted by Delaware law.

        Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him or her in any such capacity, or arising out of his or her status as such. Wyndham's certificate of incorporation and bylaws provide that Wyndham may, to the full extent permitted by law, purchase and maintain insurance on behalf of any director, officer, employee or agent of Wyndham against any liability that may be asserted against him or her, and Wyndham currently maintains such insurance. Wyndham currently has $75 million of liability insurance covering its directors and officers for claims asserted against them or incurred by them in such capacity, including claims brought under the Securities Act.

Item 7.        EXEMPTION FROM REGISTRATION CLAIMED.

        Not Applicable.


Item 8.        EXHIBITS.

        The following is a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

EXHIBIT
NUMBER           DESCRIPTION
----------       -----------
     3.1         Amended and Restated Certificate of Incorporation of Wyndham
                  International, Inc.
     3.2         Amended and Restated By-Laws of Wyndham International, Inc.
     5.1         Opinion of Goodwin, Procter & Hoar  LLP as to the legality of the securities being registered
     23.1        Consent of Goodwin, Procter & Hoar  LLP (included in
                  Exhibit 5.1)
     23.2        Consent of Ernst & Young LLP - Dallas, Texas
     23.3        Consent of Ernst & Young LLP - San Juan, Puerto Rico
     23.4        Consent of Ernst & Young LLP - Wichita, Kansas
     23.5        Consent of PriceWaterhouseCoopers - Dallas, Texas
     23.6        Consent of PriceWaterhouseCoopers - Tampa, Florida
     23.7        Consent of PriceWaterhouseCoopers - Miami, Florida
     23.8        Consent of PriceWaterhouseCoopers - Pittsburgh, Pennsylvania
     23.9        Consent of Arthur Andersen - UK
     24.1        Powers of Attorney (included on signature pages hereto)


Item 9.  UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement
                      (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

                           (2) That, for the purpose of determining any
                liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

                           (3) To remove from registration by means of a
                post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                         EXHIBIT INDEX


EXHIBIT NO.         DESCRIPTION
-----------         -----------

3.1                 Amended and Restated Certificate of Incorporation of
                    Wyndham International, Inc.

3.2                 Amended and Restated By-Laws of Wyndham
                    International, Inc.

5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered.

23.1                Consent of Goodwin, Procter & Hoar  LLP (included in Exhibit 5.1)

23.2                Consent of Ernst & Young LLP - Dallas, Texas

23.3                Consent of Ernst & Young LLP - San Juan, Puerto Rico

23.4                Consent of Ernst & Young LLP - Wichita, Kansas

23.5                Consent of PriceWaterhouseCoopers - Dallas, Texas

23.6                Consent of PriceWaterhouseCoopers - Tampa, Florida

23.7                Consent of PriceWaterhouseCoopers - Miami, Florida

23.8                Consent of PriceWaterhouseCoopers - Pittsburgh, Pennsylvania

23.9                Consent of Arthur Andersen - UK

24.1                Powers of Attorney (included on signature pages hereto)



                                 SIGNATURES

         Pursuant to the requirements of the Securities Act, Wyndham International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas on this 2nd day of July, 1999.

                                                     Wyndham International, Inc.


                                      By: /s/ James D. Carreker
                                          _______________________________
                                          James D. Carreker
                                          PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER

                              POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that we, the undersigned officers and Directors of Wyndham International, Inc. hereby severally constitute James D. Carreker as our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our names and in our capacities as officers and Directors to enable Wyndham International, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.





              SIGNATURE                                    TITLE                                        DATE
              ---------                                    -----                                        ----


/s/ James D. Carreker
------------------------------------        President and Chief Executive                           July 2, 1999
James D. Carreker                           Officer, (Principal Executive Officer)

/s/ Richard L. Mahoney
------------------------------------        Executive Vice President and Chief Financial Officer,   July 2, 1999
Richard L. Mahoney                          (Principal Financial Officer
                                            and Principal Accounting Officer)

/s/ Leonard Boxer
------------------------------------        Director                                                July 2, 1999
Leonard Boxer

/s/ Burton Einspruch, M.D.
------------------------------------        Director                                                July 2, 1999
Burton Einspruch, M.D.

/s/ Paul A. Nussbaum
------------------------------------        Director                                                July 2, 1999
Paul A. Nussbaum

                                                          S-1


/s/ Karim Alibhai
------------------------------------        Director                                                July 2, 1999
Karim Alibhai

/s/ Sherwood M. Weiser
------------------------------------        Director                                                July 2, 1999
Sherwood M. Weiser


------------------------------------        Director                                                July 2, 1999
Susan T. Groenteman

/s/ Rolf E. Ruhfus
------------------------------------        Director                                                July 2, 1999
Rolf E. Ruhfus


------------------------------------        Director                                                July 2, 1999
Arch K. Jacobson


------------------------------------        Director                                                July 2, 1999
James C. Leslie


                                                        S-2